                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                                 SCHEDULE 13D/A
                                Amendment No. 2
                                 (Rule 13d-101)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(a)


                             Tutogen Medical, Inc.
-------------------------------------------------------------------------------
                               (Name of Issuer)

                    Common Stock, Par Value $0.01 Per Share
-------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   90110710
-------------------------------------------------------------------------------
                                (CUSIP Number)

                              David S. Wise, Esq.
                            Sulzer Medica USA Inc.
                       3 East Greenway Plaza, Suite 1600
                             Houston, Texas  77046
                          Telephone:  (713) 561-6365
-------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                               December 20, 2000
-------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of (SS) 240.13d-1(e), (SS) 240.13d-1(f) or (SS) 240.13d-1(g),
check the following box. [_]

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 90110710                                       PAGE 2 OF 7 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      Sulzer AG                                              98-0109623
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Switzerland
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             1,344,670 shares of Common Stock
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          1,344,670 shares of Common Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      1,344,670 shares of Common Stock
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      9.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO
------------------------------------------------------------------------------

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 90110710                                       PAGE 3 OF 7 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      Sulzer Medica Ltd.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Switzerland
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             1,344,670 shares of Common Stock
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          1,344,670 shares of Common Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      1,344,670 shares of Common Stock
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      9.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO
------------------------------------------------------------------------------

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 90110710                                       PAGE 4 OF 7 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      Sulzer Medica USA Holding Co.                           13-3169695
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             1,344,670 shares of Common Stock
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          1,344,670 shares of Common Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      1,344,670 shares of Common Stock
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      9.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO
------------------------------------------------------------------------------

   This Amendment No. 2 (this "Amendment") amends the Statement on Schedule 13D
                               ---------
filed with the Securities and Exchange Commission by Sulzer AG, a corporation established under the laws of Switzerland, Sulzer Medica Ltd., a corporation established under the laws of Switzerland, and Sulzer Medica USA Holding Co., a corporation established under the laws of the State of Delaware (collectively herein referred to as the "Sulzer Entities") on November 13, 2000 (the "Schedule
                           ---------------                              --------
13D") and as amended by Amendment No. 1 on November 21, 2000.  This Amendment is
---
filed with respect to the common stock, par value $0.01 (the "Common Stock"), of
                                                              ------------
Tutogen Medical, Inc., a Florida corporation (the "Issuer") and is filed to
                                                   ------
reflect information required by Rule 13d-2 under the Securities and Exchange Act of 1934, as amended, with respect to the Common Stock. The capitalized terms used in this Amendment and not otherwise defined herein have the meanings ascribed to such terms in the Schedule 13D.

Item 6. Contracts, Arrangements, Understanding of Relationships with Respect to Securities of the Issuer

          Item 6 is hereby supplemented and amended by the insertion of the following at the end thereof:

          "Pursuant to the Agreement, Sulzer Medica USA Holding Co. entered into a Loan Agreement dated as of December 20, 2000 (the "Loan Agreement") whereby it
                                                     --------------
agreed to make available (or cause to be made available) to the Trust from time to time, upon the written request of the Liquidating Trustee, such funds in an aggregate principal amount equal to the exercise price of the Trust's options and warrants for shares of Common Stock or other equity security of the Issuer. On December 20, 2000, Sulzer Medica USA lent the Trust $950,000 to exercise warrants for 700,000 shares of Common Stock. This loan is secured by a pledge of 700,000 shares of Common Stock to Sulzer Medica USA Holding Co. pursuant to a Pledge Agreement dated December 20, 2000."

Item 7.   Material to be Filed as Exhibits

          Item 7 is hereby amended to include the following exhibits, attached hereto:

          Exhibit 99.1  Joint Filing Agreement.

          Exhibit 99.3 Loan Agreement dated as of December 20, 2000 between Sulzer Medica USA Holding Co. and Capital Partners II, Ltd. Liquidating Trust.

          Exhibit 99.4 Pledge Agreement dated December 20, 2000 between Sulzer Medica USA Holding Co. and Capital Partners II, Ltd. Liquidating Trust.

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:    January 4, 2001

                                    SULZER AG



                                    By:    /s/ Roman Beran
                                         ---------------------------------------
                                    Name:  Roman Beran
                                    Title: Deputy Vice President and General
                                           Counsel, Head of Legal Department




                                    By:    /s/ Kurt Haegi
                                         ---------------------------------------
                                    Name:  Kurt Haegi
                                    Title: Secretary General



                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:    January 4, 2001

                                    SULZER MEDICA LTD.



                                    By:    /s/ Andre P. Buchel
                                         ---------------------
                                    Name:  Andre P. Buchel
                                    Title: Chief Executive Officer


                                    By:    /s/ Vanessa Oelz
                                         ------------------
                                    Name:  Vanessa Oelz
                                    Title: Secretary General

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:    January 4, 2001

                                    SULZER MEDICA USA HOLDING CO.



                                    By:    /s/ David S. Wise
                                         -------------------
                                    Name:  David S. Wise
                                    Title: Secretary